UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      June 16, 2010

ZBB Energy Corporation
(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    1.01. Entry Into a Material Definitive Agreement.

On June 16, 2010 ZBB Energy Corporation (“we,” “us,” “our” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Socius CG II, Ltd. (the “Investor” or “Socius”).  Pursuant to the terms of the Purchase Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that the Investor purchase up to a total $10 million of redeemable subordinated debentures and/or shares of redeemable Series A preferred stock.  Neither the debentures nor the Series A preferred shares are convertible into common stock.  Shares of Series A preferred stock are not yet authorized.  Upon authorization, any outstanding debentures will be automatically converted into shares of Series A preferred stock.

Under the Purchase Agreement, in connection with each tranche Socius will receive the right for 30 days to purchase an amount of shares of our common stock equal in value to the amount of the tranche at a per share price equal to the closing bid price of the common stock on the date preceding our delivery of the tranche notice (the “Investment Price”). In addition, in connection with each tranche notice a portion of a warrant issued to Socius under the Purchase Agreement will become exercisable over a two-year period for a number of shares of common stock equal to 35% of the amount of the tranche at a per share price equal to the Investment Price.

Socius may pay for the shares it elects to purchase under this investment right at its option, in cash or a secured promissory note. Socius may pay for the shares it elects to purchase under the warrant at its option, in cash or a secured promissory note.  Any such promissory note will bear interest at 2.0% per year and be secured by securities owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on the promissory note is due and payable on the fourth anniversary of the date of the promissory note, and may be applied by us toward the redemption of debentures or shares of Series A preferred stock held by Socius.

Under the terms of the Purchase Agreement, we are obligated to pay Socius a commitment fee in the form of shares of common stock or cash, at our option.  The amount of the commitment fee will be $500,000 if it is paid in cash and $588,235 if it is paid in shares of common stock.  Payment of the commitment fee will occur 50% at the time of the first tranche and 50% at the time of the second tranche. If not earlier paid, the commitment fee is payable in full on the six-month anniversary of the effective date of the Securities Purchase Agreement.

Our ability to submit a tranche notice is subject to certain conditions including that: (1) a registration statement covering our sale of shares of common stock and warrants to Socius in connection with the tranche is effective and (2) the issuance of such shares and warrants would not result in Socius and its affiliates beneficially owning more than 9.99% of our common stock.

A copy of the Purchase Agreement is filed herewith as Exhibit 10 and is incorporated herein by reference.  A copy of the form of debenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  A copy of the form of warrant is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

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The foregoing summaries of the Purchase Agreement, the debentures and the warrant do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item    8.01. Other Events.

On June 16, 2010, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99 to this report and is incorporated by reference herein.

Item    9.01. Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: June 16, 2010	By:	/s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Form of Debenture

4.2	Form of Warrant

10	Securities Purchase Agreement, dated June 16, 2010, by and between ZBB Energy Corporation and Socius CG II, Ltd.

99	Press Release Issued by ZBB Energy Corporation on June 16, 2010